Loan Agreement

(English Translation)

Date: 5/14/2009

Borrower:  Oceanic Well Profit, Inc.

Address: Oceanic Industry Park, Sha Gang Highway, Gang Kou Town, Zhongshan City, China

Lender: Cheung Kinwai

WHEREAS, the Borrower Oceanic Well Profit, Inc. hereby desires to borrow RMB 9,900,000 from the Lender.

WHEREAS, the Lender Cheung Kinwai hereby desires to lend RMB 9,900,000 to the Borrower.

NOW, THEREFORE, in consideration of the foregoing and mutual promises contained herein, Borrower and Lender agree as follows:

1. The Borrower should send the Sender the confirmation in writing when the Borrower receives the fund from the Seller.

2. The loan period is from May 14th, 2009 to May 14th, 2014. The Borrower hereby promised to pay the principle amount of RMB 9,900,000 to the Lender on May 14th, 2014. The annual rate of interest equals to the benchmark interest rate issued by Bank of China, which is 7.844%. Borrower hereby promises to pay the interest in an amount of RMB 200,000 no later than the 14th day of each month during the loan period.

3. If the Borrower is willing to request an extension on the payment, the borrower should send the request including the terms on the extension in writing to the Lender, and the extension will not be effective until the Lender approves.

4. Borrower agrees to indemnify and hold Lender harmless against all claims, demands, causes of action, liabilities, losses, deficiencies and damages as well as costs and expenses (including reasonable attorneys, fees and court costs), interest and penalties related thereto, asserted against, or incurred by Purchaser, by reason of or resulting from any material breach, inaccuracy, incompleteness or non-fulfillment of the covenants, representations and warranties of Lender contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Borrower:  /s/Oceanic Well Profit, Inc.

Lender:      /s/ Cheung Kinwai